U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

     AT&T CORP.
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   (Last)                            (First)              (Middle)

     32 AVENUE OF THE AMERICAS
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                                    (Street)

     NEW YORK                       NEW YORK                10013-2412
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     JUNE 15, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person (if an entity)

     13-4924710
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     TIME WARNER TELECOM INC. (SYMBOL: TWTC)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)

                                                                          (Over)

                                 (Page 1 of 3)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                    Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

CLASS B COMMON STOCK,    IMMED                      CLASS A COMMON         6,289,842       1 FOR 1        (I)          THROUGH
 PAR VALUE $.01 PER                                 STOCK                                                              MEDIAONE
 SHARE, CONVERTIBLE INTO                                                                                               HOLDINGS II,
CLASS A COMMON STOCK,                                                                                                  INC.(1)
 PAR VALUE $.01 PER
 SHARE
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
Explanation of Responses:
(1) THESE SHARES ARE OWNED DIRECTLY BY MEDIAONE HOLDINGS II, INC., A WHOLLY OWNED SUBSIDIARY OF MEDIAONE OF COLORADO, INC. MEDIAONE OF COLORADO, INC. IS A WHOLLY OWNED SUBSIDIARY OF MEDIAONE GROUP, INC., WHICH IS IN TURN A WHOLLY OWNED SUBSIDIARY OF AT&T CORP.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
  Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.



AT&T Corp.

By: /s/ Robert S. Feit                                      6/23/00
  -------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Note: See Attached Pages for Joint Filer Information.

                                 (Page 2 of 3)

                             JOINT FILER INFORMATION
                             -----------------------


Name:                           MediaOne Group, Inc.

Address:                        188 Inverness Drive West
                                Englewood, CO 80112

Designated filer:               AT&T Corp.

Issuer and Ticket Symbol:       Time Warner Telecom Inc. (TWTC)

Date of Event
      Requiring Statement:      June 15, 2000

EIN Number:                     91-2047743

Signature:

MEDIAONE GROUP, INC.



By: /s/ Robert S. Feit
   ----------------------------
   Name:  Robert S. Feit
   Title:  Assistant Secretary


                                 (Page 3 of 3)